Exhibit 10.1

[EXECUTION VERSION]
STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into this 18th day of December, 2009, by and among RCI Entertainment (3105 I-35), Inc., a Texas corporation (the “Purchaser”), Spiridon Karamalegos (the “Seller”), The Joy Club of Austin, Inc. and North IH-35 Investments, Inc.

WHEREAS, The Joy Club of Austin, Inc. (“JOY”) is the owner and operator of the adult nightclub business known as “Joy of Austin” which leases and occupies the real property and improvements located at 3105 South IH 35, Round Rock, Texas  78664 (the “Property”). North IH 35 Investments, Inc. (“NIII”) is the owner of the Property, and has leased the Property to JOY; and

WHEREAS, the Seller presently owns fifty-one percent (51%) of the outstanding shares of common stock of JOY and presently owns forty-nine percent (49%) of the outstanding shares of common stock of NIII (collectively the “Seller Shares”); and

WHEREAS, Evangelos Polykrates (“Polykrates”) presently owns forty-nine percent (49%) of the outstanding shares of common stock of JOY and presently owns fifty-one percent (51%) of the outstanding shares of common stock of NIII (collectively the “Polykrates Shares”); and

WHEREAS, Seller and Polykrates have entered into a Purchase Agreement dated December 18, 2009 (the “Polykrates Purchase Agreement”), pursuant to which Polykrates has agreed to sell and convey his forty-nine percent (49%) of the outstanding shares of common stock of JOY and his fifty-one percent (51%) of the outstanding shares of common stock of NIII to Seller; and

WHEREAS, the Purchaser desires to purchase and acquire all of the outstanding shares of common stock of JOY (the “JOY Shares”) and all of the outstanding shares of common stock of NIII (the “NIII Shares”), which represents one hundred percent (100%) of all of the shares of capital stock of JOY and NIII issued and outstanding (hereinafter the JOY Shares and the NIII Shares are collectively referred to as the “JOY/NIII Shares”); and

WHEREAS, the Polykrates Purchase Agreement provides the right to the Seller to assign his rights under the Polykrates Purchase Agreement; and

WHEREAS, Seller has agreed to assign his rights under the Polykrates Purchase Agreement to the Purchaser hereunder as provided in an Assignment Agreement between the Purchaser, Seller and Polykrates; and

WHEREAS, the Purchaser desires to have the Polykrates Purchase Agreement assigned to it, which will enable the Purchaser to acquire the Polykrates Shares; and

WHEREAS, the Seller desires to sell all of his Seller Shares to the Purchaser on the terms and conditions set forth herein; and

WHEREAS, the Purchaser desires to purchase all of the Seller Shares on the terms and conditions set forth herein; and

WHEREAS, the acquisition of (i) 100% of the JOY Shares by the Purchaser and (ii) 100% of NIII Shares by the Purchaser shall sometimes collectively be referred to herein as the “Acquisition”.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SELLER SHARES

Section 1.1             Sale of the Shares.  Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined) the Seller hereby agrees to sell, transfer, convey and deliver to Purchaser fifty-one percent (51%) of the outstanding shares of common stock of JOY and forty-nine percent (49%) of the outstanding shares of common stock of NIII, which represents, all of the outstanding capital stock of JOY and NIII owned by the Seller, free and clear of all encumbrances, and shall deliver to Purchaser stock certificates representing the Seller Shares, duly endorsed to Purchaser.

Section 1.2             Purchase Price.  As consideration for the purchase of the Seller Shares, Purchaser shall pay to Seller a total consideration of $2,350,000, plus assumption of the First State Bank Note described below (the “Purchase Price”), which shall be payable as follows:

(a)            $1,820,000 payable by cashier’s check, certified funds or wire transfer at the Closing; and

(b)            $530,000 evidenced by a five (5) year secured promissory note (the “Secured Note”).  The Secured Note shall bear interest at the rate of 4.75% per annum, payable in sixty (60) equal monthly installments of principal and interest.  The Secured Note will be secured by (i) a third lien in favor of the Seller against the Property and improvements located thereon and (ii) so long as Seller remains obligated under that certain Guaranty Agreement referenced in Section 1.2 (b) iii of the Polykrates Purcahe Agreement,  a second lien on all of the shares of JOY and NIII.  The initial monthly payment shall be due thirty (30) days after the date of Closing, with each subsequent monthly payment due thereafter.  A copy of the form of the Secured Note is attached hereto as Exhibit 1.2(b).

(c)            Purchaser shall assume the Promissory Note dated Sept. 10, 2004, in the original principal amount of $850,000, executed by NIII and payable to First State Bank-Taylor, which Promissory Note had a current balance of $652,489.25 as of November 16, 2009 (the “First State Bank Note”). A copy of the form of the Assumption Agreement is attached hereto as Exhibit 1.2 (c).

ARTICLE II
CLOSING

Section 2.1             The Closing.  The closing of the transactions contemplated by this Agreement shall take place on or before December 17, 2009 (the “Closing Date”), at the law offices of Hearne & Browder, LLP, 700 Lavaca, Suite 910, Austin, Texas 78701, or at such other time and place as agreed upon among the parties hereto (the “Closing”).

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Section 2.2             Delivery of Documents at Closing.  At the Closing: (a) the Seller shall deliver to Purchaser certificates evidencing the Seller Shares of JOY and NIII free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances, duly endorsed to Purchaser or accompanied by duly executed stock powers in form and substance satisfactory to Purchaser against delivery by Purchaser to the Seller of payment in an amount equal to the Purchase Price for the Seller Shares being purchased by Purchaser in the manner set forth in Section 1.2; (b) the parties hereto shall deliver the various certificates, instruments and documents and shall take the required actions referred to in Articles V and VI below; and (c) the Related Transactions (as defined below) shall be consummated concurrently with the Closing.

Section 2.3             Related Transactions.  In addition to the purchase and sale of the Seller Shares, the following actions shall take place contemporaneously at the Closing (collectively, the “Related Transactions”):

(a)            The Seller shall enter into a 3 year covenant not to compete pursuant to the terms of which the Seller shall not either individually or jointly, directly or indirectly, whether for compensation or not, alone or in association with any other person or entity:

(i)
Own or share in the earnings of, carry on, manage, operate, control, be engaged in, render services to, solicit customers for, participate in or otherwise be connected with, any business engaged in the operation of an establishment featuring live female nude or semi-nude entertainment within a five (5) mile radius of the Property; or

(ii)
Solicit or induce, or attempt to solicit or induce, any employee, independent contractor, or agent or consultant of JOY or NIII or any of its affiliates or the business known as “Joy of Austin” to leave his or her employment or terminate his or her agreement or relationship with JOY or NIII or any of its affiliates or the business known as “Joy of Austin;”

The form of Non-Competition Agreement is attached hereto as Exhibit 2.3(a).

(b)            Prior to or contemporaneously with the Closing, the Seller shall assign and transfer to the Purchaser the Polykrates Purchase Agreement pursuant to an Assignment Agreement, which shall provide, among other things, that the Purchaser will (i) assume the obligations of the Seller to pay the purchase price as set forth in the Polykrates Purchase Agreement and (ii) assume First State Bank Note and (iii) discharge those obligations assumed by Purchaser under the Polykrates Purchase Agreement and will receive those benefits conferred upon the Seller as indicated in the Polykrates Purchase Agreement and (iv) be entitled to receive all of the Polykrates Shares of JOY and NIII being transferred in the Polykrates Purchase Agreement; and

(c)            Prior to and contemporaneously with the Closing, there shall be a closing of the Polykrates Purchase Agreement as contemplated in Article II of the Polykrates Purchase Agreement.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER

The Seller, individually and in his capacity as President of JOY and Vice-President of NIII hereby represents and warrants to Purchaser as follows:

Section 3.1.            Organization, Good Standing and Qualification of JOY and NIII.  JOY and NIII (i) are entities duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) have all requisite power and authority to carry on their business, and (iii) are duly qualified to transact business and are in good standing in all jurisdictions where their ownership, lease or operation of property or the conduct of their business requires such qualification, except where the failure to do so would not have a material adverse effect to JOY and NIII, respectively.

The authorized capital stock of JOY consists of 3,000,000 shares of common stock, no par value, of which 3,000,000 shares are validly issued and outstanding.  The authorized capital stock of NIII consists of 1000 shares of common stock, no par value, of which 1,000 shares are validly issued and outstanding. There are no shares of preferred stock authorized or issued and there is no other class of capital stock authorized or issued by JOY or NIII.  All of the issued and outstanding shares of common stock of JOY and NIII are owned by the Seller and Polykrates and are fully paid and non-assessable.  None of the JOY/NIII Shares issued are in violation of any preemptive rights.  Neither JOY nor NIII has any obligation to repurchase, reacquire, or redeem any of its outstanding capital stock.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of JOY or NIII, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating JOY or NIII to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of JOY or NIII, save and except the July 1, 2009 Stock Purchase Agreement, which Stock Purchase Agreement will be terminated upon the Closing of the Polykrates Purchase Agreement upon Closing.

Section 3.2             Subsidiaries.  Neither JOY nor NIII have any subsidiaries.

Section 3.3             Ownership of the JOY/NIII Shares.  The Seller owns, beneficially and of record, (i) 1,530,000 shares of common stock of JOY, which represents fifty-one percent (51%) of the issued and outstanding shares of common stock of JOY and (ii) 490 shares of common stock of NIII, which represents forty-nine percent (49%) of the issued and outstanding shares of common stock of NIII, free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances.  Polykrates owns, beneficially and of record, (i) 1,470,000 shares of common stock of JOY, which represents forty-nine percent (49%) of the issues and outstanding shares of common stock of JOY and (ii) 510 shares of common stock of NIII, which represents fifty-one percent (51%) of the issued and outstanding shares of common stock of NIII, free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances.  Upon the transfer of the JOY/NIII Shares, as contemplated herein and in the Polykrates Purchase Agreement, Purchaser will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (except those imposed by applicable securities laws).

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Section 3.4             Authorization.  Seller represents that he is a person of full age of maturity, with full power, capacity and authority to enter into this Agreement and to perform the obligations contemplated hereby by and for himself.  All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein have been taken by the Seller.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 3.5             No Breaches or Defaults.  The execution, delivery, and performance of this Agreement by the Seller does not:  (i) conflict with, violate, or constitute a breach of or a default under, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the JOY/NIII Shares or (iii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) to the best of Seller’s knowledge, any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Seller, JOY or NIII is a party or by which the JOY/NIII Shares may be bound or affected.  For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.  For purposes of this Agreement, "Legal Requirement" means any law, statute,  injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 3.6             Consents.   No consent of, approval by, order or authorization of, or registration, declaration or filing by the Seller or JOY or NIII  with any court or any governmental or regulatory agency or authority having jurisdiction over the Seller or JOY or NIII  or any of their  property or assets is required on the part of the Seller or JOY or NIII  (a) in connection with the consummation of the transactions contemplated by this Agreement or (b) as a condition to the legality, validity or enforceability as against Seller, JOY or NIII  of this Agreement.

Section 3.7             Pending Claims.  Except as set forth in Exhibit 3.7, there is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or, to the Seller’s knowledge, contemplated or threatened against the Seller or JOY or NIII before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any material effect upon Seller or JOY or NIII or the transfer to Purchaser of the JOY/NIII Shares under this Agreement, and there is no basis known to Seller for any such action.  No litigation is pending, or, to Seller’s knowledge, threatened against Seller, JOY or NIII or their assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents or Related Transactions referred to herein or the consummation of any of the transactions contemplated thereby or hereby.  Neither Seller, JOY nor NIII is subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would affect JOY, NIII, or the JOY/NIII Shares, to be transferred under this Agreement.

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Section 3.8             Taxes.  Except as set forth in Exhibit 3.8, JOY and NIII have timely prepared and filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and have timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns.  Except as set forth in Exhibit 3.8, JOY and NIII are not delinquent in the payment of any tax or governmental charge of any nature.  The Seller has no knowledge of any liability for any tax to be imposed by any taxing authorities upon JOY or NIII as of the date of this Agreement and as of the Closing that is not adequately provided for.  No assessments or notices of deficiency or other communications have been received by the Seller, JOY or NIII, with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return.  None of the federal, state, foreign and local tax returns of JOY or NIII have been audited by any taxing authority.  The Seller has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against JOY or NIII for any period, nor of any basis for any such assessment, adjustment or contingency.  There are no agreements between JOY, NIII or Seller and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 3.9             Financial Statements.  Seller has delivered to Purchaser the unaudited balance sheets of JOY and NIII as of October 31, 2009, together with the related unaudited statements of income, for the periods then ended (collectively referred to as the “Financial Statements”). To the best of Seller’s knowledge, such Financial Statements, including the related notes, are in accordance with the books and records of JOY and NIII and fairly represent the financial position of JOY and NIII and the results of operations and changes in financial position of JOY and NIII as of the dates and for the periods indicated.  Except as, and to the extent reflected or reserved against in the Financial Statements, neither JOY nor NIII, as of the date of the Financial Statements, has any material liability or obligation of any nature, whether absolute, accrued, continued or otherwise, not referenced in the Financial Statements or exhibits attached hereto or reserved against in the Financial Statements.

Section 3.10           No Material Adverse Change.  Since the date of the Financial Statements, JOY and NIII have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a material adverse effect upon the assets or business or the financial condition or other operations of JOY and NIII; (ii) acquisition or disposition of any material asset by JOY and NIII or any contract or arrangement therefore, otherwise than for fair value in the ordinary course of business; (iii) material change in JOY’s or NIII’s accounting principles, practices or methods; (iv) incurrence of any material indebtedness or lending of money to any person or entity; (v) acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $1,000 to which JOY or NIII is a party; or (vi) delay or postponement in the payment of any accounts payable or other liabilities.  The representations made in this Section 3.10(i), (ii) and (iii) are made by the Seller to the best of his knowledge.

Section 3.11           Labor Matters. JOY is not a party or otherwise subject to any collective bargaining agreement with any labor union or association.  There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against JOY any labor disputes, strikes or work stoppages.  To the best of Seller’s knowledge, JOY is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to their knowledge, is not engaged in any unfair labor practices.  JOY is not a party to any written or oral contract, agreement or understanding for the employment of any officer, director or employee of JOY.

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Section 3.12           Compliance with Laws.  JOY and NIII are in compliance with all statutes, orders, rules, ordinances and regulations applicable to it which are material to its ownership of its assets or the operation of its businesses.  Except as disclosed in JOY’s and its predecessor’s administrative history with the TABC (as has been disclosed to Purchaser), the Seller has no basis to expect, or has he or JOY or NIII received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by JOY or NIII.  JOY and NIII now or will as of the Closing own, hold, possess or lawfully use in the operation of its business all permits and licenses which are in any manner necessary or required for it to conduct its operation and business as now being conducted.  Exhibit 3.12 sets forth all licenses and permits held by JOY and NIII used in the operation of their businesses, all of which are in good standing and in effect as of the Closing Date.

Section 3.13           No Conflicts.  The execution and delivery of this Agreement by the Seller does not, and the performance and consummation of the transactions contemplated hereby by the Seller, will not (i) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which JOY or NIII is a party or by which JOY’s or NIII’s assets or properties are bound; or (ii) result in the creation of any encumbrance on any of the assets or properties of JOY or NIII, including the business of Joy of Austin.

Section 3.14           Title to Properties; Encumbrances.  Except as set forth on Exhibit 3.14, JOY and NIII have good and marketable title to all of its properties and assets, real and personal, tangible and intangible (including the Property where Joy of Austin operates its adult entertainment cabaret located at 3105 South IH-35, Round Rock, Texas 78664) that are material to the condition (financial or otherwise), business, operations or prospects of JOY and NIII, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (i) as disclosed in the Financial Statements of JOY and NIII, (ii) the lien related to the First State Bank Note (ii) statutory liens not yet delinquent, and (iii) such liens consisting of zoning or planning restrictions, imperfections of title, easements and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby, including the business of Joy of Austin.   As of the Closing Date, the assets of JOY and NIII shall include, but shall not be limited to all property, equipment and fixtures located on the premises at Joy of Austin that are not subject to an existing lease agreement.

Section 3.15           No Liabilities.  Except for the promissory note dated September 10, 2004, executed by NIII and payable to First State Bank-Taylor (which Note is and will be current  as of the Closing Date), as of the Closing Date  JOY and NIII do not have and shall not have any obligation or liability (contingent or otherwise) or unpaid bill to any third party which will not either be paid in full at Closing, or paid within sixty (60) days of Closing under Article VIII of the Polykrates Purchase Agreement.

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Section 3.16           Contracts and Leases.  Except as disclosed on Exhibit 3.16, neither JOY nor NIII (i) have any leases of personal property relating to the assets of JOY or NIII, whether as lessor or lessee; (ii) have any contractual or other obligations relating to the assets of JOY or NIII, whether written or oral; and (iii) have given any power of attorney to any person or organization for any purpose relating to the business or assets of JOY or NIII.  JOY has an existing real estate lease agreement with NIII covering the property where Joy of Austin operates its adult entertainment cabaret located at 3105 South IH-35, Round Rock, Texas 78664 (the “Lease Agreement”), which Lease Agreement will at the election of Purchaser be terminated subsequent to the Closing Date. To the best of Seller’s knowledge,  JOY and NIII have previously provided to Purchaser every material contract or lease relating to the assets of JOY and NIII to which they are subject or are a party or a beneficiary.  To Seller’s knowledge, such contracts or leases are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of JOY or NIII and the other respective parties thereto and are enforceable in accordance with their terms.  Seller, JOY or NIII have no knowledge of any default or breach under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents.  Neither the execution of this Agreement, nor the consummation of all or any of the transactions contemplated under this Agreement, will constitute a breach or default under any such contracts or leases which would have a material adverse effect on the financial condition of JOY or NIII or the operation of Joy of Austin after the Closing.

Section 3.17           No Pending Transactions.  Except as set forth in Exhibit 3.17 and except for the transactions contemplated by this Agreement, referenced in the Exhibits attached hereto, and the Related Transactions contemplated in Section 2.3 herein, neither JOY nor NIII is a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in: (i) the sale, merger, consolidation or recapitalization of JOY or NIII; (ii) the sale of any of the assets of JOY or NIII; (iii) the sale of any outstanding capital stock of JOY or NIII; (iv) the acquisition by JOY or NIII of any operating business or the capital stock of any other person or entity; (v) the borrowing of money; (vi) any agreement with any of the respective officers, managers or affiliates of JOY or NIII; or (vii) the expenditure of more than $1,000 or the performance by JOY or NIII extending for a period more than one year from the date hereof.

Section 3.18           Material Agreements; Action.    Except for the transactions contemplated by this Agreement and the Related Transactions contemplated in Section 2.3 herein, there are no contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which JOY or NIII are a party or by which they are bound that involve or relate to (i) any of the respective officers, directors, stockholder or partners of JOY or NIII or (ii) covenants of JOY or NIII not to compete in any line of business or with any person in any geographical area.

Section 3.19           Insurance Policies.  Copies of all insurance policies maintained by JOY or NIII relating to the operation of Joy of Austin have been delivered or made available to Purchaser.  The policies of insurance held by JOY and NIII are in such amounts, and insure against such losses and risks, as JOY and NIII reasonably deems appropriate for their property and business operations.  All such insurance policies are in full force and effect, and all premiums due thereon have been paid. Valid policies for such insurance will be outstanding and duly in force at all times prior to the Closing.

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Section 3.20           No Default.  Neither Seller nor JOY nor NIII is in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of  JOY or NIII, and  to the best of Seller’s knowledge, there has been no default in any material obligation to be performed by Seller or JOY or NIII  under any other contract, lease (except for the existing lease agreement between JOY and NIII relating to the Property), agreement, commitment or undertaking to which JOY or NIII is a party or by which it or its assets or properties are bound, nor have Seller, JOY or NIII waived any material right under any such contract, lease, agreement, commitment or undertaking.

Section 3.21           Books and Records.  The books of account, minute books, stock record books and other records of JOY and NIII in the possession of Seller have been made available to Purchaser, and upon Closing, all such books and records will be in the possession of Seller.

Section 3.22           Banks and Brokerage Accounts.  Exhibit 3.22 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which JOY and NIII has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of JOY or NIII having signatory power with respect thereto.

Section 3.23           Unpaid Bills.  As of the Closing, there will be no unpaid bills or claims in connection with any repair of the Property or other work performed or materials purchased in connection with the repair of the Property which will not either be paid in full at Closing, or paid within sixty (60) days of Closing under Article VIII of the Polykrates Purchase Agreement..

Section 3.24           Notices.  Neither the Seller nor NIII or any representative of NIII have received any written notice (i) from any insurance companies or governmental agencies of any condition, defects or inadequacies with respect to the Property which, if not corrected, would result in termination of insurance coverage, (ii) from any governmental agencies within the last two (2) years with respect to any violations of any building codes and/or zoning ordinances or any other governmental laws, regulations or orders affecting the Property, including, without limitation, the Americans With Disabilities Act, (iii) of any pending or threatened condemnation proceedings with respect to the Property, or (iv) of any proceedings which could or would cause the change, redefinition or other modification of the zoning classification of the Property.

Section 3.25           Proceedings Relating to Property.   There is no pending, or, to the best knowledge of the Seller, NIII or any representative of NIII, threatened, judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Property or any portion thereof, including, without limitation, proceedings for or involving tenant evictions, collections, condemnations, eminent domain, alleged building code or zoning violations, personal injuries or property damage alleged to have occurred on the Property or by reason of the use and operation of the Property, or written notice of any attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws pending or threatened against NIII or the Property itself, or the taking of the Property for public needs.

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Section 3.26           Public Improvements.  Neither Seller and, to the best of Seller’s knowledge, NIII or any  representative of NIII has knowledge of any existing or proposed public improvements which involve or which may result in any charge being levied or assessed against the Property or which will or could result in the creation of any lien upon the Property or any part thereof.

Section 3.27           Certificates.  To the best knowledge of Seller, NIII or any representative of NIII, all certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any governmental authority having jurisdiction over the Property have been obtained and are in full force and effect.

Section 3.28           Material Defect.  None of the Seller, NIII or any representative of NIII has knowledge of any material defects to the Property which would have a material adverse effect on the operation of Joy of Austin as of the date of Closing.

Section 3.29           Flooding.  None of the Seller, NIII or any representative of NIII has knowledge of any flooding which has occurred on the Property.

Section 3.30           Environmental.   To the best of Seller’s knowledge, the Property is not in violation of any state, local or federal statutes, laws, regulations, ordinances, or rules pertaining to health or the environment requirements affecting the Property.  No citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit relating to any environmental issue arising out of the ownership or occupation of the Property is currently pending, and there is no basis known to the Seller or NIII for any such action.

Section 3.31           Employee Benefit Plans.  Neither JOY nor NIII is a party to any employee-benefit plan.

Section 3.32           Disclosure.  No representation or warranty of the Seller contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 3.33           Brokerage Commission.  No broker or finder has acted on behalf of JOY or NIII in connection with this Agreement or the transactions contemplated hereby and except as disclosed to Purchaser, for which Purchaser has no obligation, no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of Seller, JOY or NIII.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser hereby represents and warrants to the Seller as follows:

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Section 4.1             Authorization.  Purchaser is a corporation duly organized in the state of Texas and has full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby.  All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Agreement by it has been taken and will be taken prior to Closing.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

Section 4.2             No Breaches or Defaults.  The execution, delivery, and performance of this Agreement by Purchaser does not:  (i) conflict with, violate, or constitute a breach of or a default under or (ii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Purchaser is a party.

Section 4.3             Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation and performance of the transactions contemplated hereby other than as required under the federal securities laws.

Section 4.4             Disclosure.  No representation or warranty of Purchaser contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.5            Brokerage Commission.  No broker or finder has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.

ARTICLE V
CONDITIONS TO CLOSING OF
SELLER

Each obligation of Seller, JOY or NIII to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article V, except to the extent that such satisfaction is waived by Seller, JOY or NIII in writing.

Section 5.1             Representations and Warranties Correct.  The representations and warranties made by Purchaser contained in this Agreement shall be true and correct as of the Closing Date.

Section 5.2             Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing Date shall have been performed or complied with in all respects.

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Section 5.3             Delivery of Certificate.  Purchaser shall provide to Seller certificates, dated the Closing Date and signed by the President of Purchaser to the effect set forth in Section 5.1 and 5.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 5.4              Payment of Purchase Price.  Purchaser shall have tendered the Purchase Price for the Seller Shares as set forth in Section 1.2 to the Seller concurrently with the Closing.

Section 5.5              Related Transactions.  The Related Transactions set forth in Section 2.3 shall be consummated concurrently with the Closing and the obligations thereunder shall have been fulfilled.

Section 5.6             Corporate Resolutions.  Purchaser shall provide corporate resolutions of the Board of Directors of Purchaser which approve the transactions contemplated herein and authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 5.7             Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against Purchaser.

ARTICLE VI
CONDITIONS TO CLOSING OF
PURCHASER

Each obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VI, except to the extent that such satisfaction is waived by Purchaser in writing.

Section 6.1           Representations and Warranties Correct.  The representations and warranties made by the Seller, JOY and NIII hereof shall be true and correct as of the Closing Date.

Section 6.2             Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Seller on or prior to the Closing Date shall have been performed or complied with in all respects.

Section 6.3             Delivery of Certificate.  Seller, JOY and NIII shall provide to Purchaser certificates, dated the Closing Date and signed by the Seller, individually and in his capacity as President of JOY and Vice-President of NIII to the effect set forth in Section 6.1 and 6.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 6.4             Delivery of  Shares.  Seller shall have delivered certificates evidencing the Seller Shares duly endorsed to Purchaser or accompanied by duly executed stock powers in form and substance satisfactory to the Purchaser.

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Section 6.5             Consents; Status of Permits and Licenses.  As of the Closing, JOY shall possess all necessary permits, zoning classifications and other authorizations, whether city, county, state or federal, which may be needed to conduct adult topless entertainment with the sale of alcoholic beverages on the Property, without any interruption, and all such permits, zoning classifications and authorizations shall be in good order, in full force and effect, without any administrative actions pending or concluded that may challenge or present an obstacle to the continued performance of adult topless entertainment or sale of alcoholic beverages at Joy of Austin.  All transfers of licenses and leases, if any, required for the continued operation of the business of JOY and NIII shall have been obtained.  The City of Round Rock’s Sexually Oriented Business Permit issued to JOY on or about July 31, 2009, shall be in full force and effect.

Section 6.6             Related Transactions.  The Related Transactions set forth in Section 2.3 shall be consummated concurrently with the Closing and the obligations thereunder shall have been fulfilled.

Section 6.7             Resignations.  The officers and directors of JOY and NIII shall have provided to Purchaser their written resignations.

Section 6.8             Termination of Existing Lease.  Any and all existing leases for the Property where Joy of Austin is located shall, at the election of Purchaser,  have been terminated.

Section 6.9             Corporate Resolutions. Seller shall provide corporate resolutions of the Board of Directors of JOY and NIII  which approve the transactions contemplated herein and authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date

Section 6.10            Termination of Stock Purchase Agreement.  The July 1, 2009, Stock Purchase Agreement by and between the Seller and Polykrates shall have been terminated.

Section 6.11           Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against JOY or NIII or any of their assets.

ARTICLE VII
TAX COVENANTS; CLOSING ADJUSTMENTS

Section 7.1             Tax Covenants.

(a)            The Seller shall be responsible for, and shall pay or cause to be paid, and shall indemnify and hold JOY, NIII and Purchaser harmless from and against one half (1/2) of any and all federal, state and local income and property (real and personal) taxes, including penalties and interest, if any, thereon (individually, a “Tax” and collectively, “Taxes”) that may be imposed on or assessed against JOY, NIII and/or Purchaser on account of taxes imposed upon JOY or NIII or its assets prior to the Closing Date, including all taxes due on income received by JOY or NIII prior to the Closing Date and real property taxes due for the Property.  The Seller shall also pay or cause to be paid and shall indemnify and hold harmless JOY, NIII and Purchaser against one half (1/2) of  all losses, damages and reasonable third party costs and expenses (including reasonable attorney, accountant and expert witness fees and disbursements) (“Related Costs”) incurred in connection with the Taxes for which the Seller indemnifies JOY, NIII and Purchaser pursuant to this Section 7.1 (a)(or any asserted deficiency, claim demand or assessment, including the defense or settlement thereof) or the enforcement of this Section 7.1(a).  Any payment required to be made by the Seller pursuant to this Section 7.1(a) shall be made within 45 days of written notice from the Purchaser.

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(b)            The Purchaser shall be responsible for, and shall pay or cause to be paid, and shall indemnify and hold the Seller harmless from and against, any and all Taxes that may be imposed on or assessed against the Seller on account of Taxes imposed on JOY or NIII or its assets following the Closing Date, including all taxes due on income received by JOY or NIII beginning after the Closing Date.  The Purchaser shall also pay or cause to be paid and shall indemnify and hold harmless the Seller from and against all Related Costs of the Seller incurred in connection with the Taxes for which the Purchaser indemnifies the Seller pursuant to this Section 7.1(b) (or any asserted deficiency, claim, demand or assessment, including the defense or settlement thereof) or the enforcement of this Section 7.1(b).  Any payment required to be made by the Purchaser pursuant to this Section 7.1(b) shall be made within 45 days of written notice from the Seller.

(c)            For purposes of this Article VII, Taxes for the period up to and including the Closing Date (“Seller’s Taxes”) shall be determined on the basis of an interim closing of the books as of the Closing Date; provided, however, that in the case of any Tax not based on income or receipts, such Seller’s Taxes shall be equal to one half (1/2) of the amount of such Tax for the taxable year multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable year through the day prior to the Closing Date, and the denominator of which shall be the number of days in the taxable year.

(d)            Seller shall be responsible for filing or causing to be filed all tax returns (specifically including the 2008 federal income tax return and Texas franchise tax report for the 2009 privilege period) required to be filed by or on behalf of JOY or NIII on or before the Closing Date.  If not already filed,  Purchaser shall be provided with a copy of the tax returns for Purchaser’s review and approval.  Purchaser shall be responsible for filing or causing to be filed all tax returns required to be filed by or on behalf of JOY or NIII after the Closing Date (other than tax returns for periods ending on or before the Closing Date but not due until after the Closing Date).

(e)            The Seller and the Purchaser shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information and personnel as may be reasonably required for the payment of any estimated Taxes and the preparation of any tax returns required to be prepared hereunder.  The Seller and the Purchaser shall make available to the other, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities of JOY or NIII for all taxable periods thereof ending on, before or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof; provided, however, that if a proceeding has been instituted for which the information, records or documents are required prior to the expiration of the applicable statute of limitations, then such information, records or documents shall be retained until there is a final determination with respect to such proceeding.

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(f)            The Purchaser and the Seller shall promptly notify each other in writing upon receipt by the Purchaser or the Seller, as the case may be, of any notice of any tax audits of or assessments against JOY or NIII for taxable periods ending on or before the Closing Date.  The failure of one party promptly to notify the other party of any such audit or assessment shall not forfeit the right to indemnity except to the extent that a party is materially prejudiced as a result.  The Purchaser shall have the right to defend (using counsel reasonably acceptable to Seller) JOY’s or NIII’s interests in any tax proceeding relating to such tax audit or assessment.  Seller shall have the right through counsel of its choice to participate in the defense, at its own cost.  Seller shall have no obligation to pay any tax liability that may result from any tax proceeding relating to such tax audit or assessment (and the accompanying legal fees and expenses incurred in connection therewith) if the Seller did not agree to such tax liability.  The Purchaser, on the one hand, and the Seller, on the other, each agree to cooperate fully with the other and its or their respective counsel in the defense against or compromise of any claim in any tax proceeding.

(g)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, all obligations under this Article VII shall survive the Closing hereunder and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax.

Section 7.2             Texas Patron Tax.  Due to court proceedings challenging its constitutionality,  Purcahser recognizes and acknowledges that JOY has not  fully paid to the State of Texas a Patron Tax in accordance with the legislation that was implemented by the Texas Legislature (the “Patron Tax”).  In the event that a final non-appealable determination is made by the state courts in Texas or federal courts (collectively the “Courts”) that the Patron Tax is constitutional  and thereafter there is a determination to seek to collect from JOY the Patron Tax by the State of Texas or any of its regulatory bodies, then:

(a)
the Seller agrees to indemnify and hold harmless the Purchaser and JOY from one half (1/2) of any and all liabilities that result from the imposition of the Patron Tax upon JOY or the Purchaser or their assets for taxes claimed due on the operations of JOY predating the Closing; and

(b)
the Purchaser and JOY agree to indemnify and hold harmless Seller from any and all liabilities that result from the imposition of the Patron Tax upon JOY or the Seller or their assets for taxes claimed due on the operations of JOY subsequent to the Closing.

Section 7.3             Closing Adjustments.  The Seller and the Purchaser agree that there shall be an adjustment made within sixty (60) days of the Closing Date to adjust for any liabilities that are found to exist of JOY or NIII as of the Closing Date so that the Seller shall be responsible and liable to the Purchaser for one-half (1/2) of the liabilities of JOY or NIII that exist as of the Closing Date, less one-half (1/2) of any credit which Seller would be entitled to for credit card receivables or pro rata portion of prepaid items.  The Polykrates Purchase Agreement contemplates that an escrow fund in the amount of $50,000 will be established for the payment of such liabilities.  The Seller acknowledges and agrees that the escrow fund will be utilized for the adjustments as contemplated in this Section 7.3.

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ARTICLE VIII
INDEMNIFICATION

Section 8.1             Indemnification from Seller.  Subject to the limitations set forth in Section 9.17 (Survival of Representations and Warranties), Section 8.6 (Basket), Section 8.7 (Taxes),  Section 8.8 (Cap), Section 8.9 (Limitation to Amount Not Covered by Insurance and Subrogation of Indemnitor), Section 8.10 (Repayment of Excess Benefit), Section 8.11 (Exclusivity), and Section 9.18 (“AS IS”) the Seller agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to Purchaser), and hold Purchaser, JOY, and NIII, and their officers, directors, and shareholders (collectively, the “Purchaser Group”) harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys fees and costs of any suit related thereto) (collectively, “Indemnifiable Loss” or “Indemnifiable Losses”) suffered or incurred by any or all of  the Purchaser Group arising from or related to: (a) any material misrepresentation by, or material breach of any covenant or warranty of  the Seller  contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by the Seller hereunder; or (b) any nonfulfillment of any material agreement on the part of  the Seller under this Agreement, or (c) any suit, action, proceeding, claim or investigation against any member of the Purchaser’s Group which arises from or which is based upon or pertaining to the Seller’s conduct, or (d) one-half (1/2) of the costs hereafter incurred by any member of the Purchaser Group in defending or settling any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury which have been, or may hereafter be asserted against any member of the Purchaser Group by any third-party for acts or omissions occurring in connection with the operation of JOY or NIII prior to the Closing, or (e) one-half (1/2) of any expenses, debts, obligations or liabilities of JOY or NIII incurred prior to the Closing.

Section 8.2             Indemnification from Purchaser.  Subject to the limitations set forth in Section 9.17, (Survival of Representations and Warranties), and Section 8.6 (Basket), Section 8.10 (Repayment of Excess Benefit) and Section 8.11 (Exclusivity) Purchaser agree to and shall indemnify, defend (with legal counsel reasonably acceptable to Seller) and hold the Seller and his heirs, successors and assigns, (collectively, the "Seller’s Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonably attorneys fees and costs of any suit related thereto) suffered or incurred by any or all of the Seller’s Group, arising from or related to: (a) any material misrepresentation by, or material breach of any covenant or warranty of Purchaser contained in this Agreement, or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Purchaser hereunder; (b) any nonfulfillment of any material agreement on the part of Purchaser under this Agreement; (c) any suit, action, proceeding, claim or investigation against any member of the Seller’s Group which arises from or which is based upon or pertaining to the Purchaser’s conduct, or (d) the costs hereinafter incurred by Seller in defending or settling any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury which have been, or may hereafter be asserted against any member of the Seller’s Group by any third-party for acts or omissions occurring in connection with the operation of JOY or NIII subsequent to the Closing, or (e) any expenses, debts, obligations or liabilities of JOY or NIII incurred subsequent to the Closing.

Section 8.3             Defense of Claims.  If any claim, demand, lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event not less than fifteen (15) days prior to any hearing date or other date by which action must be taken) except in cases where the indemnified party has less than sixteen (16) days prior notice of such hearing or action which must be taken.  The indemnifying party shall have no obligation pursuant to this Agreement if the indemnified party fails to provide notice to the indemnifying party of the claims, demand, or lawsuit unless the indemnified party can show that the indemnifying party was not prejudiced by the failure to provide such notice.  After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

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Notwithstanding the above paragraph, JOY or NIII, as the case may be, shall have the right  to defend (using counsel reasonably acceptable to Seller) any suit, action, proceeding or claim where Seller has an indemnity obligation pursuant to Section 8.1(d).  Purchaser and JOY or NIII, as the case may be, shall promptly inform the Seller of such suit, action, proceeding or claim.  Seller shall have the right through counsel of its choice to participate in the defense, at its own cost.  Seller shall have no obligation to indemnify any party for any settlement made of any suit, action proceeding or claim for any settlement and the accompanying legal fees and expenses incurred if the Seller did not agree to such settlement.

Section 8.4             Default of Indemnification Obligation.  If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys= fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

Section 8.5             Right to Offset.   In the event that the Purchaser’s Group is entitled to indemnification in accordance with this Article VIII (including the payment by the Purchaser of any debts or liabilities resulting from the purchase of JOY or NIII which were incurred at or prior to the Closing Date or payment of the Patron Tax), or in the event that the Purchaser or JOY or NIII is entitled to indemnification pursuant to Article VII, then Purchaser shall have the right to offset any such amount from any obligations that are then due and payable to Seller under the Secured Note.

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Section 8.6             Basket.  Neither Purchaser nor Seller shall be entitled to seek indemnification under this Article until the aggregate of the Indemnifiable Losses exceeds $5,000 at which time either the Purchaser or Seller, as the case may be, shall be indemnified dollar for dollar for the entire amount of indemnification to which it would be entitled.

Section 8.7             Taxes.  Any indemnity obligation of Seller for federal income tax, state sales tax or state margin tax pursuant to Section 8.1(c) or 8.1 (e) shall be limited to one-half of (1) any payment of tax actually required, plus one-half of interest and penalty less (2) a reduction for one-half of any increased deductions that have or will occur in any subsequent year as a result of the adjustment that gave rise to the increased tax liability.

Section 8.8             Maximum Indemnity Obligation.  The aggregate obligation of Seller under this Article is limited to $2, 350,000, except that the obligations are unlimited with respect to any Indemnifiable Loss arising out of or relating to fraud or willful misconduct by Seller.

Section 8.9             Indemnity, Obligation Net of Insurance Proceeds.  JOY and NIII shall maintain the same type and amount of insurance coverage as JOY and NIII provided immediately prior to the execution and exchange of this Agreement and as described on Exhibit A attached to this Agreement. Notwithstanding the other sections of this Agreement, an Indemnifying Party shall only have an indemnity obligation with regard to claims for amounts in excess of (1) amounts covered by applicable insurance proceeds payable as a result of the incident or (2) amounts that would have been covered by insurance proceeds that would have been payable as a result of the incident if the insurance of the type and amount listed on Exhibit A had been maintained.  An insurer who is otherwise obligated to pay a claim is not relieved of the responsibility with respect to the claim and has no subrogation rights with respect to the claim, in either instance, solely by virtue of the indemnification provisions of this Article.

Section 8.10           Indemnified Party’s Obligation to Refund Excess Payment.  If any indemnified party recovers an amount from a third party in respect of an Indemnifiable Loss for which indemnification is provided in this Agreement and an indemnifying party has either (i) previously paid the full amount of the Indemnifiable Loss, or (ii) has made a partial payment of the Indemnifiable Loss and the aggregate amount of that partial payment, plus the amount of the payment received from the third party exceeds the amount of the Indemnifiable Loss, then (iii) the indemnified party shall promptly remit to the indemnifying party the amount of the payment received from the third party that exceeds the Indemnifiable Loss, up to but not exceeding the amount that indemnifying party previously paid in respect of the Indemnifiable Loss.

Section 8.11            Exclusivity.  The rights and remedies set forth in this Article constitute the exclusive rights and remedies of the parties in respect to the matters indemnified under Sections 8.1 and 8.2.

ARTICLE IX
MISCELLANEOUS

Section 9.1             Purchaser’s Right to Terminate. Purchaser acknowledges that Seller has a right to terminate the transaction with Polykrates under the terms of that certain Memorandum of Understanding (“MOU”) dated September 23, 2009, and as subsequently modified via email correspondence (copies of the MOU and email extensions have been furnished to Purchaser). Should Seller elect to terminate the Acquisition in accordance with the terms of the MOU, this Agreement and all instruments hereafter prepared and executed in connection with this transaction, shall terminate and be null and void, with no further right or remedy to either Seller and Purchaser.

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Section 9.2             Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 9.3             Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a)	If to Purchaser:	RCI Entertainment (3105 I-35), Inc.
Attn:   Eric Langan, President
10959 Cutten Road
Houston, Texas 77066

with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas  77007
713 861 1996 – telephone
713 552 0202 - facsimile

(b)	If to Seller:	Spiridon Karamalegos

with a copy to:	Douglass D. Hearne, Jr.
700 Lavaca, Suite 910
Austin, Texas 78701
512 494 8811 – telephone
512 494 8819 – facsimile

(c)	If JOY (post-closing):	Joy of Austin
Attn: Eric Langan
3105 South IH 35
Round Rock

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Texas  78664
(512) 218-8012
(512) 218-9008-FAX

(d)	If to NIII(post-closing):	North IH 35, Inc.
Attn: Eric Langan
3105 South IH 35
Round Rock
Texas  78664:
(512) 218-8012
(512) 218-9008-FAX

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 9.4             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 9.5             Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 9.6             Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

Section 9.7             Entire Agreement.  This Agreement, the Polykrates Purchase Agreement,  and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 9.8             Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Travis County, Texas.

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Section 9.9             Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 9.10            Costs and Expenses.   Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Section 9.11            Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 9.12            No Third-Party Beneficiaries.  Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of JOY or NIII) or any entity that is not a party to this Agreement.

Section 9.13           Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 9.14           Exhibits Not Attached.  Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

Section 9.15           Attorney Review - Construction.  In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 9.16            Gender.  All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender and the singular shall include the plural and vice versa, wherever appropriate.

Section 9.17      __Survival of Representations and Warranties.  All representations, warranties and indemnities made in, pursuant to or in connection with this Agreement shall survive the Closing for a period ending twenty-four months from the Closing, provided, however, that any claim arising pursuant to Section 7.1 and Section 8.7 above shall survive until thirty (30) days following the expiration of its applicable statute of limitations (“Survival Date”). Notwithstanding the foregoing, however, no claim for indemnification may be made against the party required to indemnify under this Agreement unless the party entitled to indemnification shall have given written notice of such claim to the other party before the Survival Date. Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

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Section 9.18           Property Sold “AS IS”.  Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges that as a material part of the consideration for this Agreement, Seller and Purchaser agree that Purchaser is taking the Property "AS IS" with any and all latent and patent defects and that there is no warranty by Seller that the Property is fit for a particular purpose except that the Property has all necessary permits, zoning classifications and other authorizations, whether city, county, state or federal, which may be needed to conduct adult topless entertainment with the sale of alcoholic beverages on the Property.  Purchaser acknowledges that it is not relying upon any representation, statement or other assertion with respect to the Property condition, but is relying upon its examination of the Property. Purchaser takes the Property under the express understanding there are no express or implied warranties (except for limited warranties of title set forth in the closing documents).

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement to become effective as of the date first set forth above.

PURCHASER:

RCI ENTERTAINMENT (3105 I-35), INC.

By:	Eric Langan, President

SELLER:

By:
Spiridon Karamalegos, Individually

JOY CLUB OF AUSTIN, INC.

By:
Spiridon Karamalegos, President

NORTH IH 35 INVESTMENTS, INC.

By:
Spiridon Karamalegos, Vice-President

SPOUSAL CONSENT:

The undersigned, being the wife of Spiridon Karamalegos, has reviewed this Stock Purchase Agreement, and hereby consents to the terms thereof.

________________________________
Jacquelyn Karamalegos

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EXHIBITS

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